Exhibit 1.1

Spire Inc.

$143,750,000 3.543% Senior Notes due 2024

Securities Purchase and Registration Rights Agreement

This SECURITIES PURCHASE AND REGISTRATION RIGHTS AGREEMENT (this “Senior Notes Purchase Agreement”) is entered into on February 22, 2017 between Spire Inc., a Missouri corporation (the “Company”), and each of the several purchasers named in Schedule B hereto (the “Purchasers”).

The Company proposes to issue and sell to the several Purchasers $143,750,000 aggregate principal amount of 3.543% Senior Notes due 2024 of the Company (the “Senior Notes”). The Senior Notes are to be issued under the indenture identified in Schedule A hereto (the “Senior Indenture”), with UMB Bank & Trust, n.a. as the trustee (the “Senior Trustee”). The several Purchasers have agreed to purchase, in a remarketing transaction, $143,750,000 aggregate principal amount of the Company’s Series A 2.00% remarketable junior subordinated notes due 2022 (the “Junior Notes”). The Junior Notes were issued pursuant to the Junior Subordinated Indenture, dated as of June 11, 2014, between the Company and U.S. Bank National Association, as Trustee (in such capacity, and including any successor-in-interest, the “Junior Trustee”), as supplemented by the First Supplemental Indenture dated as of June 11, 2014, between the Company and the Junior Trustee.

1.    Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to issue and sell to each Purchaser, and each Purchaser agrees, severally and not jointly, to purchase from the Company, the principal amount of the Senior Notes set forth opposite the name of such Purchaser on Schedule B hereto, and the Company agrees to pay the cash amount set forth opposite the name of such Purchaser on Schedule B hereto (each such amount, a “Cash Payment”) to such Purchaser, in exchange for consideration consisting of the principal amount of the Junior Notes set forth opposite the name of such Purchaser on Schedule B hereto. Each Purchaser represents and warrants to the Company that it is an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended (the “Act”). To the extent the aggregate principal amount of the Junior Notes purchased by any Purchaser in the remarketing transaction referred to above is different from the aggregate principal amount of Junior Notes set forth opposite its name in Schedule B, the aggregate principal amount of Senior Notes to be purchased by such Purchaser hereunder, and the Cash Payment payable to such Purchaser hereunder, shall be increased (or decreased) in proportion to the increase (or decrease) in such principal amount of Junior Notes, and the principal amount of Junior Notes to be delivered by such Purchaser in respect thereof shall be correspondingly increased (or decreased).

2.    Delivery and Payment. Delivery of, and payment for, the Senior Notes shall be made at the office, on the date and at the time specified in Schedule A hereto (such date and time of delivery and payment for the Senior Notes being herein called the “Closing Date”) and the aggregate Cash Payment due to all Purchasers shall be made to Credit Suisse Securities (USA) LLC on behalf of the several Purchasers by wire transfer of immediately available funds on the Closing Date. Such aggregate Cash Payment may be netted against amounts owed to the Company by Credit Suisse Securities (USA) LLC on behalf of the several Purchasers. Payment for the Senior Notes to be purchased on the Closing Date shall be made by the Purchasers’ tender of the Junior Notes to the Company. Delivery of the Senior Notes to be purchased on the Closing Date shall be made to the Purchasers, with any transfer taxes payable in connection with the sale of such Senior Notes to the Purchasers duly paid by the Company, against delivery by the Purchasers of the Junior Notes. The Senior Notes shall be delivered registered in the names of the Purchasers or their nominee, unless the Purchasers shall otherwise instruct.

3.    Representations and Warranties. The Company represents and warrants to, and agrees with, each Purchaser that:

(a)    No Material Adverse Change in Business. Since September 30, 2016, except as otherwise stated in the Company’s Annual Report on Form 10-K for the year ended on such date (the “Annual Report”) or any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission (the “Commission”) (such Annual Report, Quarterly Reports and Current Reports, collectively, the “Disclosure”), (A) there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition (financial or other), results of operations, business, properties, management or business prospects of the Company and its subsidiaries taken as a whole, whether or not arising in the ordinary course of business (a “Material Adverse Effect”); (B) neither the Company nor any of its subsidiaries has incurred any liability or obligation or entered into any transaction or agreement that, individually or in the aggregate, is material to the Company and its subsidiaries taken as a whole, and neither the Company nor any of its subsidiaries has sustained any loss or interference with its business or operations from fire, explosion, flood, earthquake or other natural disaster or calamity, whether or not covered by insurance, or from any labor dispute or disturbance or court or governmental action, order or decree that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and (C) except for regular quarterly cash dividends on the Company’s common stock in amounts per share that are consistent with past practice, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(b)    Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Missouri and has power and authority to own, lease and operate its properties and to conduct its business and to enter into and perform its obligations under this Senior Notes Purchase Agreement, the Senior Indenture and the Senior Notes; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Effect.

(c)    Good Standing of Subsidiaries. Each subsidiary of the Company has been duly organized and is validly existing as a corporation or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, has power and authority to own, lease and operate its properties and to conduct its business and is duly qualified as a foreign corporation or limited liability company, as the case may be, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Effect; except as otherwise disclosed in the Disclosure, all of the issued and outstanding shares of capital stock of each such subsidiary that is a corporation and all of the issued and outstanding limited liability company interests, membership interests or other similar interests of each such subsidiary that is a limited liability company have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity (a “Lien”). The only subsidiaries of the Company are the subsidiaries listed on Exhibit C hereto and Exhibit C hereto accurately sets forth whether each such subsidiary is a corporation or limited liability company and the jurisdiction of organization of each such subsidiary.

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(d)    Authorization of Agreement. This Senior Notes Purchase Agreement has been duly authorized, executed and delivered by the Company.

(e)    The Senior Notes. The Senior Notes are in the form contemplated by the Senior Indenture and have been duly authorized by the Company and, at the Closing Date, will have been duly executed by the Company and, when duly authenticated by the Senior Trustee and delivered against delivery of the Junior Notes as provided in this Senior Notes Purchase Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally including court decisions interpreting such laws, (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), (iii) the power of courts to award damages in lieu of equitable remedies, (iv) laws and public policy underlying such laws with respect to rights to indemnification and contribution and (v) constitutional bounds on laws that govern the enforceability of choice of law provisions in agreements (the “Enforceability Exceptions”), and will be entitled to the benefits provided by the Senior Indenture.

(f)    The Senior Indenture. The Senior Indenture has been duly authorized by the Company; the Base Indenture has been and, at the Closing Date, the Supplemental Indenture will have been duly executed and delivered by the Company; assuming due authorization, execution and delivery by the Senior Trustee, the Base Indenture constitutes and, as of the Closing Date, the Supplemental Indenture will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by the Enforceability Exceptions; and the Senior Indenture was duly qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

(g)    Absence of Defaults and Conflicts. Neither the Company nor any of its subsidiaries is in violation of its Organizational Documents (as defined below) or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any Company Document (as defined below), except for such defaults that would not, individually or in the aggregate, result in a Material Adverse Effect. The execution and delivery of, and the performance by the Company of its obligations under, this Senior Notes Purchase Agreement, the Senior Indenture and the Senior Notes, and the consummation of the transactions contemplated herein and therein, do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default, Termination Event or Repayment Event (each as defined below) under, or result in the creation or imposition of any Lien upon any property or assets of the Company or any of its subsidiaries pursuant to, any Company Documents, except for such conflicts, breaches, defaults or Liens that would neither, individually or in the aggregate, result in a Material Adverse Effect nor materially and adversely affect the performance by the Company of its obligations under this Senior Notes Purchase Agreement or the Senior Indenture, nor will such action result in any violation of (i) the provisions of the Organizational Documents of the Company or any of its subsidiaries or (ii) any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their respective assets, properties or operations, except, in the case of clause (ii), for such violations that would neither, individually or in the aggregate, result in a Material Adverse Effect nor materially and adversely affect the performance by the Company of its obligations under this Senior Notes Purchase Agreement.

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“Company Documents” means all other contracts, indentures, mortgages, deeds of trust, loan or credit agreements, bonds, notes, debentures, evidences of indebtedness, swap agreements, hedging agreements, leases or other instruments or agreements to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, including the Existing Indentures and any other instruments, agreements and documents filed or incorporated by reference as exhibits to the Annual Report or any subsequent report filed by the Company under the Exchange Act pursuant to Rule 601(b)(10) of Regulation S-K of the Commission; provided that if any instrument, agreement or other document filed or incorporated by reference as such an exhibit has been redacted or if any portion thereof has been deleted or is otherwise not included as part of such exhibit (whether pursuant to a request for confidential treatment or otherwise), the term “Company Documents” shall nonetheless mean such instrument, agreement or other document, as the case may be, in its entirety, including any portions thereof which shall have been so redacted, deleted or otherwise not filed.

“Existing Indentures” means (i) the Mortgage and Deed of Trust dated as of February 1, 1945 between Laclede Gas Company, a Missouri Corporation, and (ii) UMB Bank & Trust, N.A., as successor trustee, as amended or supplemented, and the Amended and Restated Indenture of Mortgage, dated as of September 1, 2011, between Mobile Gas Service Corporation and Regions Bank, as trustee, in each case as amended or supplemented.

“Organizational Documents” means (a) in the case of a corporation, its articles of incorporation and bylaws; (b) in the case of a limited liability company, its articles of organization, certificate of formation or similar organizational documents and its operating agreement, limited liability company agreement, membership agreement or other similar agreement; and (c) in the case of any other entity, the organizational and governing documents of such entity.

“Repayment Event” means any event or condition which, either immediately or with notice or passage of time or both, (i) gives the holder of any bond, note, debenture or other evidence of indebtedness (or any person or entity acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any subsidiary of the Company, or (ii) gives any counterparty (or any person or entity acting on such counterparty’s behalf) under any swap agreement, hedging agreement or similar agreement or instrument to which the Company or any subsidiary of the Company is a party the right to liquidate or accelerate the payment obligations, or designate an early termination date under such agreement or instrument, as the case may be.

“Termination Event” means any event or condition which gives any person or entity the right, either immediately or with notice or passage of time or both, to terminate or limit (in whole or in part) any Company Documents or any rights of the Company or any of its subsidiaries thereunder, including, without limitation, upon the occurrence of a change of control of the Company or other similar events.

(h)    Absence of Labor Dispute. No labor dispute with the employees of the Company or any subsidiary of the Company exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of the principal suppliers, manufacturers, customers or contractors of the Company or any of its subsidiaries that might reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

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(i)    Absence of Proceedings. Except as otherwise disclosed in the Disclosure, there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries that might reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or to materially and adversely affect the consummation of the transactions contemplated in this Senior Notes Purchase Agreement or the performance by the Company of its obligations under this Senior Notes Purchase Agreement; and the aggregate of all pending legal or governmental proceedings to which the Company or any of its subsidiaries is a party or of which any of their respective property or assets is the subject that are not disclosed in the Disclosure, including ordinary routine litigation incidental to the business, would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(j)    Absence of Further Requirements. (A) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign, (B) no authorization, approval, vote or consent of any holder of capital stock or other securities of the Company or creditor of the Company or any of its subsidiaries, (C) no authorization, approval, waiver or consent under any Company Document and (D) no authorization, approval, vote or consent of any other person or entity is necessary or required for the authorization, execution, delivery or performance of this Senior Notes Purchase Agreement, the Senior Indenture or the Senior Notes by the Company, for the offering of the Senior Notes as contemplated by this Senior Notes Purchase Agreement, or for the consummation of any of the other transactions contemplated by this Senior Notes Purchase Agreement, the Senior Indenture or the Senior Notes, except (i) such as have been obtained or made, (ii) under the Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in each case, the rules and regulations promulgated thereunder, (iii) under the Trust Indenture Act and (iv) that no representation is made as to such as may be required under state or foreign securities laws.

(k)    Possession of Licenses and Permits. The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them; and, except as would not, individually or in the aggregate, result in a Material Adverse Effect, the Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, all such Governmental Licenses are valid and in full force and effect; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses that individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, might reasonably be expected to result in a Material Adverse Effect.

(l)    Title to Property. The Company and its subsidiaries have good and marketable title in fee simple to all real property owned by any of them (if any) and good title to all other properties and assets owned by any of them, in each case, free and clear of all Liens (other than the Lien of the Existing Indentures) except such as (a) are disclosed in the Disclosure or (b) are not, individually or in the aggregate, material to the Company and its subsidiaries taken as a whole, are not required to be disclosed by the Company under Exchange Act, do not, individually or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its subsidiaries; all real property, buildings and other improvements, and all equipment and other property held under lease or sublease by the Company or any of its subsidiaries is held by them under valid, subsisting

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and enforceable leases or subleases, as the case may be, with, solely in the case of leases or subleases relating to real property, buildings or other improvements, such exceptions as are not material and do not interfere with the use made or proposed to be made of such property and buildings or other improvements by the Company and its subsidiaries, and all such leases and subleases are in full force and effect; and neither the Company nor any of its subsidiaries has received any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its subsidiaries under any of the leases or subleases mentioned above or affecting or questioning the rights of the Company or any of its subsidiaries to the continued possession of the leased or subleased premises or to the continued use of the leased or subleased equipment or other property except for such claims that, if successfully asserted against the Company or any of its subsidiaries, would not, individually or in the aggregate, result in a Material Adverse Effect.

(m)    Investment Company Act. The Company is not, and upon the issuance and sale of the Senior Notes as herein contemplated will not be, an “investment company” or an entity “controlled” by an “investment company” (as such terms are defined in the Investment Company Act of 1940, as amended).

(n)    Environmental Laws. Except as disclosed in the Disclosure and except as would not, individually or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries and (D) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws.

(o)    Absence of Registration Rights. Other than the Purchasers, there are no persons or entities with registration rights or other similar rights to have any securities (debt or equity) registered by the Company under the Act, and there are no persons or entities with co-sale rights, tag-along rights or other similar rights to have any securities (debt or equity) included in the offering contemplated hereby or sold in connection with the sale of the Senior Notes.

(p)    Tax Returns. The Company and its subsidiaries have filed all federal, state and local tax returns that are required to be filed (or have obtained extensions thereof), except where the failure so to file would not, individually or in the aggregate, result in a Material Adverse Effect, and have paid all taxes (including, without limitation, any estimated taxes) required to be paid and any other assessment, fine or penalty, to the extent that any of the foregoing is due and

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payable, except for any such tax, assessment, fine or penalty that is currently being contested in good faith by appropriate actions and except for such taxes, assessments, fines or penalties the nonpayment of which would not, individually or in the aggregate, result in a Material Adverse Effect.

(q)    Insurance. The Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and any fidelity or surety bonds insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that would not, individually or in the aggregate, result in a Material Adverse Effect.

(r)    Foreign Corrupt Practices Act. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person or entity acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that has resulted or would result in a violation by any such person or entity of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), including, without limitation, any offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and its subsidiaries, and, to the knowledge of the Company, its other affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and that are reasonably expected to ensure, continued compliance therewith.

(s)    Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(t)    OFAC. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person or entity acting on behalf of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use any of the proceeds from the sale of the Senior Notes by the Company in the offering contemplated by this Senior Notes Purchase Agreement, or lend, contribute or otherwise make available any such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person or entity currently subject to any U.S. sanctions administered by OFAC.

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(u)    ERISA Compliance. None of the following events has occurred or exists that might reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect: (i) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of the Employee Retirement Income Security Act, as amended (“ERISA”), with respect to a Plan (as defined below) determined without regard to any waiver of such obligations or extension of any amortization period; (ii) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal, state or foreign governmental or regulatory agency with respect to the employment or compensation of employees by the Company or any of its subsidiaries; or (iii) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees by the Company or any of its subsidiaries. None of the following events has occurred or is reasonably likely to occur that, individually or in the aggregate, could result in a Material Adverse Effect: (A) a material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of the Company and its subsidiaries compared to the amount of such contributions made in the Company’s most recently completed fiscal year; (B) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of Accounting Standards Codification Topic No. 715) of the Company and its subsidiaries compared to the amount of such obligations in the Company’s most recently completed fiscal year; (C) any event or condition giving rise to a liability under Title IV of ERISA; or (D) the filing of a claim by one or more employees or former employees of the Company or any of its subsidiaries related to its or their employment. For purposes of this paragraph and the definition of ERISA, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA, which is subject to Title IV of ERISA, other than a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA) with respect to which the Company or any of its subsidiaries may have any liability.

(v)    No Restrictions on Dividends. Neither the Company nor any of its subsidiaries is a party to or otherwise bound by any instrument or agreement that limits or prohibits or could limit or prohibit, directly or indirectly, the Company from paying any dividends or making other distributions on its capital stock, and no subsidiary of the Company is a party to or otherwise bound by any instrument or agreement that limits or prohibits or could limit or prohibit, directly or indirectly, any subsidiary of the Company from paying any dividends or making any other distributions on its capital stock, limited or general partnership interests, limited liability company interests, or other equity interests, as the case may be, or from repaying any loans or advances from, or (except for instruments or agreements that by their express terms prohibit the transfer or assignment thereof or of any rights thereunder) transferring any of its properties or assets to, the Company or any other subsidiary, in each case except as under the Existing Indentures or as otherwise disclosed in the Disclosure.

(w)    Brokers. There is not a broker, finder or other party that is entitled to receive from the Company any brokerage or finder’s fee or other fee or commission as a result of any of the transactions contemplated by this Senior Notes Purchase Agreement, except for underwriting discounts and commissions in connection with a public offering of the Senior Notes as described in Section 7 hereof.

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4.    Agreements. The Company agrees with each Purchaser that:

(a)    The Company will pay all expenses incident to the performance of its obligations under this Senior Notes Purchase Agreement, and it shall reimburse the Purchasers for reasonable fees and disbursements for their outside counsel for the transaction in an amount not in excess of $250,000.

(b)    The Company will cooperate with the Purchasers and use all commercially reasonable efforts to permit the Senior Notes to be eligible for clearance and settlement through the Depository Trust Company (“DTC”), including its direct and indirect participants, the Euroclear System and Clearstream Banking S.A., as applicable.

5.    Conditions to the Obligations of the Purchasers. The obligations of the several Purchasers to purchase the Senior Notes shall be subject to the accuracy of the representations and warranties on the part of the Company contained herein at the date hereof and the Closing Date, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of their obligations hereunder and to the following additional conditions:

(a)    The Company shall have furnished to the Purchasers in form and substance satisfactory to the Purchasers, the opinion of Mark C. Darrell, Esq., Senior Vice President, General Counsel and Chief Compliance Officer of the Company, or such other counsel for the Company as may be acceptable to the Purchasers, dated the Closing Date, to the effect set forth hereto as Exhibit A-1, the opinion of Akin Gump Strauss Hauer & Feld LLP, dated the Closing Date, to the effect set forth hereto as Exhibit A-2, and the opinion of G. Edgar Downing, Jr., Esq., Corporate Counsel of Alabama Gas Corporation, an Alabama corporation that is an indirect wholly owned subsidiary of the Company, dated the Closing Date, to the effect set forth hereto as Exhibit A-3.

(b)    The Purchasers shall have received from their counsel such opinion or opinions, dated the Closing Date, with respect to the issuance and sale of the Senior Notes, the Senior Indenture and such other related matters as the Purchasers may reasonably require, and the Company shall have furnished to such counsel such documents as it requests for the purpose of enabling it to pass upon such matters.

(c)    The Company shall have furnished to the Purchasers a certificate signed on behalf of the Company by the President, an Executive Vice President or a Senior Vice President of the Company and the Chief Financial Officer or principal accounting officer of the Company, dated the Closing Date, in the form attached hereto as Exhibit B.

(d)    At or prior to the Closing Date, the Purchasers shall be in possession of the Junior Notes purchased by such Purchasers pursuant to the Junior Note Purchase Agreement, dated the date hereof.

If (i) any of the conditions specified in this Section 5 shall not have been fulfilled when and as provided in this Senior Notes Purchase Agreement, or (ii) any of the opinions and certificates mentioned above or elsewhere in this Senior Notes Purchase Agreement shall not be reasonably satisfactory in form and substance to the Purchasers and their counsel, this Senior Notes Purchase Agreement and all obligations of the Purchasers hereunder may be cancelled on, or at any time prior to, the Closing Date by the Purchasers. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

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6.    Reimbursement of Purchasers’ Expenses. If the sale of the Senior Notes provided for herein is not consummated because any condition to the obligations of the Purchasers set forth in Section 5 hereof is not satisfied, or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof, the Company will reimburse the Purchasers upon demand for all out-of-pocket expenses (including, without limitation, reasonable fees and disbursements of counsel (subject to Section 4(a) above)) that shall have been incurred by it in connection with the proposed purchase and sale of the Senior Notes.

7.    Resale of Senior Notes by Purchasers. (a) The Company understands that each Purchaser may retain or sell the Senior Notes from time to time in its absolute discretion. If one or more Purchasers provide a written notice in the form set forth in Schedule C hereto that such Purchaser or Purchasers propose to make a public offering of the Senior Notes (a “Public Offer Notice”) with respect to at least $50 million aggregate principal amount of Senior Notes, then the provisions set forth in Annex A to Schedule C shall apply, and at the request of such Purchaser or Purchasers the Company shall enter into an underwriting agreement (the “Underwriting Agreement”), including terms and conditions consistent with the provisions of Annex A hereto, and take such other actions in connection therewith as such Purchaser or Purchasers shall request in order to expedite or facilitate the disposition of Senior Notes in the United States. Each Purchaser represents and warrants to, and agrees with, the Company that any sale or other disposition of the Senior Notes shall be made only pursuant to an effective registration statement under the Act, as contemplated by the provisions set forth in Annex A to Schedule C hereto.

(b)    Notwithstanding Section 7(a), the Company may suspend the use of the Prospectus (as defined in Annex A to Schedule C hereto) for a period not to exceed 60 consecutive days or an aggregate of 120 days in any 12-month period (each a “Suspension Period”) if (i) required by applicable law or (ii) the Chief Executive Officer or the Chief Financial Officer of the Company shall have determined in good faith that under circumstances related to acquisition or divestiture of assets, pending corporate developments, public filings with the Commission, or other similar events, it is in the best interests of the Company to suspend the use of the Prospectus, by giving written notice of such suspension to the Purchasers, which notice need not specify the nature of the event giving rise to such suspension; provided, however, that no Suspension Period pursuant to clause (ii) of this Section 7(b) shall commence prior to the date 10 days after the date of this Agreement.

8.    Representations and Agreements to Survive. The respective agreements, representations, warranties and other statements of the Company or its officers set forth in or made pursuant to this Senior Notes Purchase Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Purchasers or any of their officers, directors or controlling persons, and will survive delivery of and payment for the Senior Notes.

9.    Notices. Unless otherwise provided herein, all notices required under the terms and provisions hereof shall be in writing, either delivered by hand, by mail or by facsimile or electronic mail and confirmed to the recipient, and any such notice shall be effective when received: if sent to any Purchaser, at the address specified in Schedule A hereto; or if sent to the Company, to:

Spire Inc.

700 Market Street

St. Louis, Missouri 63101

Attn: Mark C. Darrell

Facsimile number: (314) 421-1979

10

10.    Successors. This Senior Notes Purchase Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors, and no other person will have any right or obligation hereunder.

11.    No Fiduciary Duty. The Company acknowledges and agrees that:

(a)    each of the Purchasers is acting solely as a purchaser in connection with the sale of the Senior Notes and no fiduciary, advisory or agency relationship between the Company, on the one hand, and any of the Purchasers, on the other hand, has been created in respect of any of the transactions contemplated by this Senior Notes Purchase Agreement, irrespective of whether or not any of the Purchasers has advised or is advising the Company on other matters;

(b)    the price to be paid by the Purchasers for the Senior Notes set forth in this Senior Notes Purchase Agreement was established by the Company and the Purchasers following discussions and arms-length negotiations with the Purchasers;

(c)    it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Senior Notes Purchase Agreement;

(d)    the Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate;

(e)    it is aware that the Purchasers and their respective affiliates are engaged in a broad range of transactions that may involve interests that differ from those of the Company and that none of the Purchasers has any obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship or otherwise; and

(f)    it waives, to the fullest extent permitted by law, any claims it may have against any of the Purchasers for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that none of the Purchasers shall have any liability (whether direct or indirect, in contract, tort or otherwise) to it in respect of such a fiduciary duty claim or to any person or entity asserting a fiduciary duty claim on its behalf or in right of the Company or any stockholders, employees or creditors thereof.

12.    Integration. This Senior Notes Purchase Agreement supersedes all prior agreements and understandings (whether written or oral) among the Company and the Purchasers, or any of them, with respect to the subject matter hereof.

13.    Applicable Law. This Senior Notes Purchase Agreement will be governed by and construed in accordance with the laws of the State of New York.

11

IN WITNESS WHEREOF, each of the parties hereto has caused this Senior Notes Purchase Agreement to be executed as of the date first above written.

SPIRE INC.

By:	/s/ Lynn D. Rawlings
	Name:	Lynn D. Rawlings
	Title:	Vice President, Treasurer and Assistant Corporate Secretary

[Signature Page to the Securities Purchase and Registration Rights Agreement]

CREDIT SUISSE SECURITIES (USA) LLC, for itself and as Attorney-in-Fact for each of the several Purchasers named on Schedule B hereto

By:	/s/ Michael Proskin
Name: Michael Proskin
Title: Managing Director

WELLS FARGO SECURITIES, LLC, for itself and as Attorney-in-Fact for each of the several Purchasers named on Schedule B hereto

By:	/s/ Carolyn Hurley
Name: Carolyn Hurley
Title: Director

[Signature Page to the Securities Purchase and Registration Rights Agreement]

EXHIBIT B

FORM OF OFFICERS’ CERTIFICATE

We the undersigned, hereby certify that we are duly elected, qualified and acting officers of Spire Inc., a Missouri corporation (the “Company”), and that, as such, we are authorized to execute and deliver this Officers’ Certificate on behalf of the Company. This Officers’ Certificate is being delivered in connection with the purchase of $143,750,000 3.543% Senior Notes due 2024 (collectively, the “Senior Notes”) of the Company by the several purchasers party to a Securities Purchase and Registration Rights Agreement, dated February 22, 2017, among the Company and such purchasers (the “Senior Notes Purchase Agreement”), and, if applicable, the resale by one or more of such purchasers of such Senior Notes pursuant to the Public Offer Notice(s), (each) dated                     , 2017, given by or on behalf of the purchasers named therein and received by the Company (collectively, the “Public Offer Notices”), hereby certifies to the several purchasers pursuant to Section 5(c) of the Senior Notes Purchase Agreement and, if applicable, Section 3(d) of Annex A to Schedule C of the Senior Notes Purchase Agreement and the Public Offer Notices that to the best of their knowledge after reasonable investigation:

(a)    The representations and warranties of the Company in the Senior Notes Purchase Agreement and, if applicable, Annex A to Schedule C of the Senior Notes Purchase Agreement are true and correct in all material respects as of the date hereof as though made on and as of this date;

(b)    The Company has complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied pursuant to the Senior Notes Purchase Agreement and, if applicable, Annex A to Schedule C of the Senior Notes Purchase Agreement at or prior to the date hereof; and

(c)    If applicable, no stop order suspending the effectiveness of the Registration Statement and/or notice objecting to its use has been issued, and no proceedings for that purpose have been instituted or are pending by the Securities and Exchange Commission as of the date hereof.

Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Public Offer Notice(s) and the Senior Notes Purchase Agreement.

[Signature Page Follows]

EX. B-1

IN WITNESS WHEREOF, I have hereunto signed my name this            day of                    , 2017.

Name:
Title:

Name:
Title:

EX. B-2

EXHIBIT C

SUBSIDIARIES OF THE COMPANY

Name	Jurisdiction of Organization	Type of Entity	Names of General Partners/Managing Members

Alabama Gas Corporation	Alabama	Corporation

EnergySouth, Inc.	Delaware	Corporation

Laclede Gas Company	Missouri	Corporation

Laclede Pipeline Company	Missouri	Corporation

Laclede Investment LLC	Missouri	Limited Liability Company	Spire Inc.

Laclede Development Company	Missouri	Corporation

Laclede Venture Corp.	Missouri	Corporation

Laclede Oil Services, LLC	Missouri	Limited Liability Company	Laclede Development Company

Laclede Insurance Risk Services, Inc.	South Carolina	Corporation

Mobile Gas Service Corporation	Alabama	Corporation

Spire Marketing, Inc.	Missouri	Corporation

Spire Midstream LLC	Missouri	Limited Liability Company	Spire Resources LLC

Spire Resources LLC	Missouri	Limited Liability Company	Spire Inc.

Spire Storage Inc.	Missouri	Corporation

Spire STL Pipeline LLC	Missouri	Limited Liability Company	Spire Midstream LLC

Willmut Gas and Oil Company	Mississippi	Corporation

EX. C-1

SCHEDULE A

Securities Purchase and Registration Rights Agreement dated February 22, 2017

Senior Indenture:	Indenture (for Unsecured Debt Securities), dated as of August 19, 2014 (the “Base Indenture”), between the Company and UMB Bank & Trust n.a., as the trustee (the “Senior Trustee”), as supplemented by the Second Supplemental Indenture, between the Company and the Trustee, dated as of February 27, 2017.

Title and Description of the Senior Notes:

Title:	3.543% Senior Notes due 2024

Principal Amount:	$143,750,000

Interest Rate:	3.543% per annum

Interest Payment Dates:	February 27 and August 27, commencing August 27, 2017, and at maturity

Interest will accrue on the Senior Notes from and including the Closing Date at the Interest Rate set forth above

Maturity:	February 27, 2024

Denominations:	Beneficial interests in the Senior Notes will be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

Sinking fund provisions:	None

Redemption provisions:	The notes may be redeemed (1) in whole or in part, at the Issuer’s option, at any time and from time to time on or after April 1, 2019 and prior to December 27, 2023 at Treasury Rate + 20 bps and (2) in whole, at the Issuer’s option, at any time on or after December 27, 2023 at par

Provisions regarding repayment at the option of Holders:	None

Sch. A-1

Closing Date, Time and Location:	9:00 A.M., New York City Time, February 27, 2017, at the offices of Pillsbury Winthrop Shaw Pittman LLP, 1540 Broadway, New York, New York 10036, or at such other place as shall be agreed upon by the Company and the Purchasers

Sch. A-2

SCHEDULE B

Purchaser	Principal Amount of Senior Notes	Cash Payment	Principal Amount of Junior Notes
Credit Suisse Securities (USA) LLC	$49,550,000	$635,310.20	$49,550,000
Wells Fargo Securities, LLC	$49,550,000	$635,310.20	$49,550,000
RBC Capital Markets, LLC	$18,241,000	$233,878.78	$18,241,000
Regions Securities LLC	$18,241,000	$233,878.78	$18,241,000
Stifel, Nicolaus & Company, Incorporated	$5,445,000	$69,813.60	$5,445,000
Samuel A. Ramirez & Company, Inc.	$2,723,000	$34,913.21	$2,723,000

Total	$143,750,000	$1,843,104.77	$143,750,000

Sch. B-1

SCHEDULE C

FORM OF PUBLIC OFFER NOTICE

Public Offer Notice

                    , 2017

Spire Inc.

700 Market Street

St. Louis, Missouri 63101

Attn: Mark C. Darrell

Facsimile number: (314) 421-1979

Re:    3.543% Senior Notes due 2024

To Whom it May Concern:

Reference is made to the Securities Purchase and Registration Rights Agreement, dated February 22, 2017 (the “Senior Notes Purchase Agreement”), among Spire Inc. (the “Company”) and the several purchasers set forth on Schedule B thereto (the “Purchasers”).

This notice by or on behalf of the undersigned Purchaser or Purchasers (the “Selling Securityholder(s)”) constitutes a Public Offer Notice in accordance with Section 7 of the Senior Notes Purchase Agreement. The Selling Securityholder(s) intend(s) to make a public offering of the Senior Notes as soon after the execution hereof as in the judgment of the Selling Securityholder(s) is advisable, but in any event on or prior to the Applicable Time, and initially offer the Senior Notes on the terms set forth in the Statutory Prospectus and the Prospectus (each as defined in Annex A hereto). In accordance with Section 7 of the Senior Notes Purchase Agreement, the provisions of Annex A hereto shall apply to such public offering of the Senior Notes. For the purposes of this notice, including Annex A hereto, the “Applicable Time” shall be     :     [A.M.][P.M.], New York City time,                     , 20    , the “Resale Closing Date” shall be 9:00 A.M., New York City time,                     , 20    , and all deliveries required to be made on the Resale Closing Date shall be made at the offices of Pillsbury Winthrop Shaw Pittman LLP, 1540 Broadway, New York, New York 10036, or at such other place as shall be agreed upon by the Selling Securityholders and the Company.

Sch. C-1

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC,
for itself and as Attorney-in-Fact for each of the several Selling Securityholders

By:
Name:
Title:

WELLS FARGO SECURITIES, LLC,
for itself and as Attorney-in-Fact for each of the several Selling Securityholders

By:
Name:
Title:

[Signature Page to Public Offer Notice]

Annex A

Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed thereto in the Senior Notes Purchase Agreement.

1.    Representations and Warranties. The Company represents and warrants to, and agrees with the Selling Securityholders that:

(a)    The Company has prepared and previously delivered to the Selling Securityholders a preliminary prospectus supplement dated [●] relating to the Senior Notes and a related prospectus dated [●] (the “Base Prospectus”). Such preliminary prospectus supplement and Base Prospectus, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Act, are hereinafter called, collectively, the “Pre-Pricing Prospectus.” Promptly after the execution and delivery of this Agreement, the Company will prepare and file with the Commission a prospectus supplement dated [●] (the “Prospectus Supplement”) and will file the Prospectus Supplement and the Base Prospectus with the Commission, all in accordance with the provisions of Rule 430B and Rule 424(b), and the Company has previously advised the Selling Securityholders of all information (financial and other) that will be set forth therein. The Prospectus Supplement and the Base Prospectus, in the form first furnished to the Selling Securityholders for use in connection with the offering of the Senior Notes (whether to meet the request of purchasers pursuant to Rule 173(d) or otherwise), including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Act, are herein called, collectively, the “Prospectus.”

(b)    Status as a Well-Known Seasoned Issuer. (A) At the respective times the Registration Statement or any amendments thereto were filed with the Commission, (B) at the time of the most recent amendment to the Registration Statement for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), (C) at any time the Company or any person acting on its behalf (within the meaning, for this clause only, of paragraph (c) of Rule 163) made any offer relating to the Senior Notes in reliance on the exemption of Rule 163 and (D) at the date hereof, the Company was and is a “well-known seasoned issuer” as defined in Rule 405, including not having been and not being an “ineligible issuer” as defined in Rule 405 (without taking into account any determination made by the Commission pursuant to paragraph (2) of the definition of such term in Rule 405). The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405 and the Senior Notes, since their registration on the Registration Statement, have been and remain eligible for registration by the Company on such “automatic shelf registration statement.” The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) objecting to the use of the automatic shelf registration statement form. Any written communication that was an offer relating to the Senior Notes made by the Company or any person acting on its behalf (within the meaning, for this sentence only, of paragraph (c) of Rule 163) prior to the filing of the Registration Statement has been filed with the Commission in accordance with Rule 163 and otherwise complied with the requirements of Rule 163, including without limitation the legending requirement, to qualify such offer for the exemption from Section 5(c) of the Act provided by Rule 163.

“Registration Statement” means the Company’s registration statement on Form S–3 (Registration No. 333-213759), as amended, and the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S–3 under the Act and the Rule 430B Information; provided that any Rule 430B Information shall be deemed part of the Registration Statement only from and after the time specified pursuant to Rule 430B.

An. A-1

(c)    Compliance with Registration Requirements. The Company meets the requirements for use of Form S-3 under the Act and the Senior Notes have been duly registered under the Act pursuant to the Registration Statement. The Registration Statement and any post-effective amendment thereto has become effective under the Act, no stop order suspending the effectiveness of the Registration Statement has been issued under the Act, no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission, and any request on the part of the Commission for additional information has been complied with. The Registration Statement was initially filed with the Commission on [●].

(d)    Registration Statement, Prospectus and Disclosure at Time of Sale. At the respective times that the Registration Statement and any amendments thereto became effective, at the time the Company filed the Annual Report (including any amendment thereto) with the Commission, at each deemed effective date with respect to the Selling Securityholders pursuant to paragraph (f)(2) of Rule 430B, and at the Closing Date, the Registration Statement and any amendments to any of the foregoing complied and will comply in all material respects with the requirements of the Act, the rules and regulations promulgated thereunder and the Trust Indenture Act and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

At the respective times the Prospectus or any amendment or supplement thereto was filed pursuant to Rule 424(b) or issued, at the Closing Date, and at any time when a prospectus is required (or, but for the provisions of Rule 172, would be required) by applicable law to be delivered in connection with sales of Senior Notes (whether to meet the requests of purchasers pursuant to Rule 173(d) or otherwise), neither the Prospectus nor any amendment or supplement thereto included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

As of the Applicable Time (except in the case of clause (z) below) and as of each time prior to the Closing Date that an investor agrees (orally or in writing) to purchase or, if applicable, reconfirms (orally or in writing) an agreement to purchase any Senior Notes from the Selling Securityholders, neither (x) the Pricing Term Sheet (as defined in Section 2(l) below), any other Issuer General Use Free Writing Prospectuses, if any, issued at or prior to the Applicable Time and the Pre-Pricing Prospectus as of the Applicable Time, all considered together (collectively, the “General Disclosure Package”), nor (y) any individual Issuer Limited Use Free Writing Prospectus, when considered together with the General Disclosure Package, nor (z) any Issuer General Use Free Writing Prospectuses issued subsequent to the Applicable Time, when considered together with the General Disclosure Package, included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Each preliminary prospectus and the Prospectus and any amendments or supplements to any of the foregoing filed as part of the Registration Statement or any amendment thereto, or filed pursuant to Rule 424(b) under the Act, or delivered to the Selling Securityholders for use in connection with the offering of the Senior Notes, complied when so filed or when so delivered, as the case may be, in all material respects with the Act and the rules and regulations promulgated thereunder.

An. A-2

The representations and warranties in the preceding paragraphs of this Section 1(d) do not apply to statements in or omissions from the Registration Statement, any preliminary prospectus, the Prospectus, the General Disclosure Package or any Issuer Free Writing Prospectus or any amendment or supplement to any of the foregoing made in reliance upon and in conformity with written information furnished to the Company by the Selling Securityholders expressly for use therein, or to any statements in or omissions from the Statement of Eligibility of the Trustee under the Indenture. The Indenture has been qualified under and conforms in all material respects to the Trust Indenture Act.

At the respective times that the Registration Statement or any amendment to any of the foregoing were filed and as of the earliest time after the filing of the Registration Statement that the Company or any other offering participant made a bona fide offer of the Senior Notes within the meaning of paragraph (h)(2) of Rule 164, and at the date hereof, the Company was not and is not an “ineligible issuer” as defined in Rule 405, in each case without taking into account any determination made by the Commission pursuant to paragraph (2) of the definition of such term in Rule 405; and without limitation to the foregoing, the Company has at all relevant times met, meets and will at all relevant times meet the requirements of Rule 164 for the use of a free writing prospectus (as defined in Rule 405) in connection with the offering contemplated hereby.

The copies of the Registration Statement and any amendments to any of the foregoing and the copies of each preliminary prospectus, each Issuer Free Writing Prospectus that is required to be filed with the Commission pursuant to Rule 433 and the Prospectus and any amendments or supplements to any of the foregoing that have been or subsequently are delivered to the Selling Securityholders in connection with the offering of the Senior Notes (whether to meet the request of purchasers pursuant to Rule 173(d) or otherwise) were and will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T of the Commission. For purposes of this Agreement, references to the “delivery” or “furnishing” of any of the foregoing documents to the Selling Securityholders, and any similar terms, include, without limitation, electronic delivery.

Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offering and sale of the Senior Notes did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, any preliminary prospectus or the Prospectus that has not been superseded or modified.

As used in this subsection and elsewhere in this Annex A to the Public Offer Notice:

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the offering of the Senior Notes that (i) is required to be filed with the Commission by the Company, (ii) is a “road show” that is a “written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission, or (iii) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Senior Notes or of the offering that does not reflect the final terms, and all free writing prospectuses that are listed in Schedule I hereto, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

An. A-3

“Issuer General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule I hereto.

“Issuer Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not an Issuer General Use Free Writing Prospectus.

“Statutory Prospectus” as of any time means the prospectus relating to the Senior Notes that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein and any preliminary or other prospectus deemed to be a part thereof.

(e)    Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Registration Statement, any preliminary prospectus and the Prospectus, at the respective times they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(f)    Independent Accountants. Deloitte & Touche LLP (“D&T”) are independent public accountants with respect to the Company as required by the Act, the Exchange Act, and, in each case, the rules and regulations promulgated thereunder, and the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”).

(g)    Financial Statements. The financial statements of the Company included in the Registration Statement, the General Disclosure Package and the Prospectus, together with the related schedules (if any) and notes, present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries at the dates indicated and the results of operations, changes in stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; such financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved and comply with all applicable accounting requirements under the Act, the Exchange Act and, in each case, the regulations promulgated thereunder, as applicable. Any supporting schedules included in the Registration Statement presents fairly, in all material respects, in accordance with GAAP, the information required to be stated therein. The information in the Pre-Pricing Prospectus and the Prospectus under the captions “Summary Historical Financial Information” presents fairly, in all material respects, the information shown therein and has been compiled on a basis consistent with that of the financial statements of the Company included in the Registration Statement, the General Disclosure Package and the Prospectus. No pro forma financial statements, and no financial statements of any entity or business other than the Company, are required to be included in the Registration Statement, the General Disclosure Package or the Prospectus. The Company’s ratios of earnings to fixed charges included in the Registration Statement, the General Disclosure Package and the Prospectus comply with Item 503(d) of Regulation S-K of the Commission. All “non-GAAP financial measures” (as such term is defined in the rules and regulations of the Commission), if any, contained in the Registration Statement, the General Disclosure Package and the Prospectus comply with Item 10(e) of Regulation S-K of the Commission, to the extent applicable.

(h)    Capitalization. The capitalization of the Company as of [●] is as set forth in the column entitled “Actual” and in the corresponding line items under the caption “Capitalization”

An. A-4

in the Pre-Pricing Prospectus and the Prospectus and, at the time of the purchase of the Senior Notes by the Selling Securityholders on the Closing Date, the capitalization of the Company will be as set forth in the column entitled “As Adjusted” and in the corresponding line items under such caption (in each case except for issuances, if any, subsequent to [●] pursuant to employee or director stock option, stock purchase or other equity incentive plans or any dividend reinvestment plan described in the Pre-Pricing Prospectus and the Prospectus, upon the exercise of options issued pursuant to any such stock option, stock purchase or other equity incentive plans as so described, or upon the exercise of options described in the General Disclosure Package and the Prospectus). The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; and none of the outstanding shares of capital stock of the Company was issued in violation of any preemptive rights, rights of first refusal or other similar rights of any securityholder of the Company or any other person or entity.

(i)    Accuracy of Descriptions and Exhibits. The information in the Pre-Pricing Prospectus and the Prospectus under the captions “Material United States Federal Income Tax Consequences” and the information in the Annual Report under the captions “Business—Regulatory Matters,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates—Regulatory Accounting” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulatory and Other Matters,” and in Item 13 thereof under the caption “Certain Relationships and Related Transactions, and Director Independence,” in each case to the extent that it constitutes matters of law, summaries of legal matters, summaries of provisions of the Company’s articles of incorporation or bylaws or any other instruments or agreements, summaries of legal proceedings, or legal conclusions, is correct in all material respects; all descriptions in the Registration Statement, the General Disclosure Package and the Prospectus of any other Company Documents are accurate in all material respects; and there are no franchises, contracts, indentures, mortgages, deeds of trust, loan or credit agreements, bonds, notes, debentures, evidences of indebtedness, leases or other instruments, agreements or documents required to be described or referred to in the Registration Statement, the Pre-Pricing Prospectus or the Prospectus or the documents incorporated or deemed to be incorporated by reference therein or to be filed as exhibits to the Registration Statement or the documents incorporated or deemed to be incorporated by reference therein that have not been so described and filed as required.

(j)    Accounting and Disclosure Controls. The Company and its subsidiaries maintain and have established and maintained effective “internal control over financial reporting” (as defined in Rule 13a-15 under the Exchange Act). The Company and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Registration Statement, the General Disclosure Package and the Prospectus, there has not been, at any time during the Company’s three consecutive fiscal years ended with and including the Company’s most recent fiscal year for which audited financial statements are included in the Registration Statement, the General Disclosure Package and the Prospectus or at any time subsequent thereto, any material weakness (as defined in Rule 1-02 of Regulation S-X of the Commission) in the Company’s internal control over financial reporting (whether or not remediated) and, except as otherwise disclosed in the Annual Report and the Company’s Quarterly Report on Form 10-Q for

An. A-5

the quarter ended [●], since the end of the Company’s most recent fiscal year for which audited financial statements are included in the Registration Statement, the General Disclosure Package and the Prospectus, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company and its subsidiaries have established, maintained and periodically evaluate the effectiveness of “disclosure controls and procedures” (as defined in Rules 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act and the interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement are recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

The Company’s independent public accountants and the audit committee of the Company’s board of directors have been advised of all material weaknesses, if any, and significant deficiencies (as defined in Rule 1-02 of Regulation S-X of the Commission), if any, in the Company’s internal control over financial reporting and of all fraud, if any, whether or not material, involving management or other employees who have a role in the Company’s internal control over financial reporting, in each case that occurred or existed, or was first detected, at any time during the Company’s five consecutive fiscal years ended with and including the Company’s most recent fiscal year for which audited financial statements are included in the Registration Statement, the General Disclosure Package and the Prospectus or at any time subsequent thereto.

(k)    Compliance with the Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder with which any of them is required to comply, including Section 402 thereof related to loans and Sections 302 and 906 thereof related to certifications.

(l)    Absence of Manipulation. The Company has not taken and will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security to facilitate the sale or resale of the Senior Notes.

(m)    Statistical and Market-Related Data. Any statistical, demographic, market-related and similar data included in the Registration Statement, the General Disclosure Package or the Prospectus are based on or derived from sources that the Company believes to be reliable and accurate and accurately reflect the materials upon which such data is based or from which it was derived.

(n)    Lending and Other Relationship. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, (i) neither the Company nor any of its subsidiaries has any lending or similar relationship with any Selling Securityholder or any bank or other lending institution affiliated with any Selling Securityholder; and (ii) there are and have been no transactions, arrangements or dealings between the Company or any of its subsidiaries, on one hand, and any Selling Securityholder or any of its “affiliates” or “associated persons” (as so defined), on the other hand, that, under FINRA Rule 5110 or 5121, must be disclosed in a submission to FINRA in connection with the sale of the Senior Notes contemplated hereby. Or disclosed in the Registration Statement, the General Disclosure Package or Prospectus

An. A-6

(o)    Offering Materials. Without limitation to the provisions of Section 8 hereof, the Company has not distributed and will not distribute, directly or indirectly (other than through the Selling Securityholders), any “written communication” (as defined in Rule 405 under the Act) or other offering materials in connection with the offering or sale of the Senior Notes, other than the Pre-Pricing Prospectus, the Prospectus, any amendment or supplement to any of the foregoing that are filed with the SEC and any Permitted Free Writing Prospectuses (as defined in Section 8 hereof).

(p)    Interactive Data. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(q)    No Conflict. The resale of the Senior Notes as contemplated by the Senior Notes Purchase Agreement and the Public Offer Notice and the compliance by the Company with all of the provisions of, and the consummation of the transactions contemplated in, the Senior Notes Purchase Agreement and the Public Offer Notice with respect to such resale will not (i) violate any law or any regulation, order, writ, injunction or decree of any court or governmental instrumentality applicable to the Company, (ii) result in a breach or violation of any of the terms and provisions of, or constitute a default under, the Articles of Incorporation or by-laws of the Company, or (iii) result in a breach or violation of any of the terms and provisions of, or constitute a default under, any material agreement or instrument to which the Company or any of its subsidiaries is a party or by which it is bound, except in case of clause (i) or (iii) for such violations, breaches or defaults that would not in the aggregate have a material adverse effect on the ability of the Company to perform its obligations hereunder or thereunder.”

2.    Agreements. The Company agrees with the Selling Securityholders:

(a)     Compliance with Securities Regulations and Commission Requests. The Company, subject to Section 2(b) hereof, will comply with the requirements of Rule 430B and Rule 433 and will notify the Selling Securityholders immediately, and confirm the notice in writing, (i) when the Registration Statement or any post-effective amendment to the Registration Statement shall become effective, or when any preliminary prospectus, the Prospectus or any Issuer Free Writing Prospectus or any amendment or supplement to any of the foregoing shall have been filed, (ii) of the receipt of any comments from the Commission (and shall promptly furnish the Representatives with a copy of any comment letters and any transcript of oral comments, and shall furnish the Selling Securityholders with copies of any written responses thereto a reasonable amount of time prior to the proposed filing thereof with the Commission and will not file any such response to which the Selling Securityholders or counsel for the Selling Securityholders shall reasonably object), (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to any preliminary prospectus or the Prospectus, any document incorporated or deemed to be incorporated by reference therein or any Issuer Free Writing Prospectus or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any preliminary prospectus, the Prospectus or any Issuer Free Writing Prospectus or any amendment or supplement to any of the foregoing, or any notice from the Commission objecting to the use of the form of the Registration Statement or any post-effective amendment thereto, or of the suspension of the qualification of

An. A-7

the Senior Notes for offering or sale in any jurisdiction or of the loss or suspension of any exemption from any such qualification, or of the initiation or threatening of any proceedings for any of such purposes, or of any examination pursuant to Section 8(e) of the Act concerning the Registration Statement and (v) if the Company becomes the subject of a proceeding under Section 8A of the Act in connection with the offering of the Senior Notes. The Company will make every reasonable effort to prevent the issuance of any stop order and the suspension or loss of any qualification of the Senior Notes for offering or sale and any loss or suspension of any exemption from any such qualification, and if any such stop order is issued, or any such suspension or loss occurs, to obtain the lifting thereof at the earliest possible moment. The Company shall pay the required Commission filing fees relating to the Senior Notes within the time required by Rule 456(b)(1)(i) under the Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) under the Act, except to the extent such filing fees have been paid prior to the date hereof.

(b)    Filing of Amendments. The Company will give the Selling Securityholders notice of its intention to file or prepare any amendment to the Registration Statement, any Issuer Free Writing Prospectus or any amendment, supplement or revision to any preliminary prospectus, the Prospectus or any Issuer Free Writing Prospectus, whether pursuant to the Act or otherwise, and the Company will furnish the Selling Securityholders with copies of any such documents within a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Selling Securityholders or counsel for the Selling Securityholders shall reasonably object. The Company has given the Selling Securityholders notice of any filings made pursuant to the Exchange Act or the rules and regulations promulgated thereunder within 48 hours prior to the Applicable Time. The Company will give the Representatives notice of its intention to make any filing pursuant to the Act or the rules and regulations promulgated thereunder from the Applicable Time through the Closing Date (or, if later, through the end of the period during which the Prospectus is required (or, but for the provisions of Rule 172, would be required) to be delivered by applicable law (whether to meet the requests of purchasers pursuant to Rule 173(d) or otherwise)) and will furnish the Selling Securityholders with copies of any such documents a reasonable amount of time prior to such proposed filing, as the case may be, and will not file or use any such document to which the Selling Securityholders or counsel for the Selling Securityholders shall reasonably object.

(c)    Delivery of Registration Statements. The Company has furnished or will deliver to the Selling Securityholders and counsel for the Selling Securityholders, without charge, copies of the Registration Statement and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein or otherwise deemed to be a part thereof) and copies of all consents and certificates of experts.

(d)    Delivery of Prospectuses. The Company will deliver to each Selling Securityholder, without charge, as many copies of each preliminary prospectus and any amendments or supplements thereto as such Selling Securityholder reasonably requests, and the Company hereby consents to the use of such copies for purposes permitted by the Act. The Company will furnish to each Selling Securityholder, without charge, during the period when the Prospectus is required (or, but for the provisions of Rule 172, would be required) to be delivered by applicable law (whether to meet the request of purchasers pursuant to Rule 173(d) or otherwise), such number of copies of the Pre-Pricing Prospectus, the Prospectus and any Issuer Free Writing Prospectus and any amendments or supplements to any of the foregoing as such Selling Securityholder may reasonably request.

An. A-8

(e)    Continued Compliance with Securities Laws. The Company will comply with the Act, the Exchange Act and, in each case, the rules and regulations promulgated thereunder so as to permit the completion of the distribution of the Senior Notes as contemplated by this Annex A, the General Disclosure Package and the Prospectus. If at any time when a prospectus is required (or, but for the provisions of Rule 172, would be required) by applicable law to be delivered in connection with sales of the Senior Notes (whether to meet the request of purchasers pursuant to Rule 173(d) or otherwise), any event shall occur or condition shall exist as a result of which it is necessary (or if the Selling Securityholders or counsel for the Selling Securityholders shall notify the Company that, in their judgment, it is necessary) to amend the Registration Statement or amend or supplement the General Disclosure Package or the Prospectus so that the Registration Statement, the General Disclosure Package or the Prospectus, as the case may be, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made or then prevailing, not misleading or if it is necessary (or, if the Selling Securityholders or counsel for the Selling Securityholders shall notify the Company that, in their judgment, it is necessary) to amend the Registration Statement or amend or supplement the General Disclosure Package or the Prospectus in order to comply with the requirements of the Act, the Exchange Act and, in each case, the rules and regulations promulgated thereunder, the Company will promptly notify the Selling Securityholders of such event or condition and of its intention to file such amendment or supplement (or, if the Selling Securityholders or counsel for the Selling Securityholders shall have notified the Company as aforesaid, the Company will promptly notify the Selling Securityholders of its intention to prepare such amendment or supplement) and will promptly prepare and file with the Commission, subject to Section 2(b) hereof, such amendment or supplement as may be necessary to correct such untrue statement or omission or to comply with such requirements, and, in the case of an amendment or post-effective amendment to the Registration Statement, the Company will use its reasonable best efforts to have such amendment become effective as soon as practicable, and the Company will furnish to the Selling Securityholders such number of copies of such amendment or supplement as the Selling Securityholders may reasonably request. If at any time an Issuer Free Writing Prospectus conflicts with the information contained in the Registration Statement or if an event shall occur or condition shall exist as a result of which it is necessary (or, if the Selling Securityholders or counsel for the Selling Securityholders shall notify the Company that, in their judgment, it is necessary) to amend or supplement such Issuer Free Writing Prospectus so that it will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made or then prevailing, not misleading, or if it is necessary (or, if the Selling Securityholders or counsel for the Selling Securityholders shall notify the Company that, in their judgment, it is necessary) to amend or supplement such Issuer Free Writing Prospectus in order to comply with the requirements of the Act or the rules and regulations promulgated thereunder, the Company will promptly notify the Selling Securityholders of such event or condition and of its intention to file such amendment or supplement (or, if the Selling Securityholders or counsel for the Selling Securityholders shall have notified the Company as aforesaid, the Company will promptly notify the Selling Securityholders of its intention to prepare such amendment or supplement) and will promptly prepare and, if required by the Act or the rules and regulations promulgated thereunder, file with the Commission, subject to Section 2(b) hereof, such amendment or supplement as may be necessary to eliminate or correct such conflict, untrue statement or omission or to comply with such requirements, and the Company will furnish to the Selling Securityholders such number of copies of such amendment or supplement as the Selling Securityholders may reasonably request.

(f)    Blue Sky and Other Qualifications. The Company will use its reasonable best efforts, in cooperation with the Selling Securityholders, to qualify the Senior Notes for offering

An. A-9

and sale, or to obtain an exemption for the Senior Notes to be offered and sold, under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Selling Securityholders may designate and to maintain such qualifications and exemptions in effect for so long as required for the distribution of the Senior Notes (but in no event for a period of not less than one year from the date of this Annex A); provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. In each jurisdiction in which the Senior Notes have been so qualified or exempt, the Company will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification or exemption, as the case may be, in effect for so long as required for the distribution of the Senior Notes (but in no event for a period of not less than one year from the date of this Annex A).

(g)    Rule 158. The Company will timely file such reports pursuant to the Exchange Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide to the Selling Securityholders the benefits contemplated by, the last paragraph of Section 11(a) of the Act.

(h)    Restriction on Sale of Securities. From and including the date of this Annex A through and including the earlier to occur of (i) Closing Date and (ii) the date of the termination of the fixed price offering restrictions applicable to the Selling Securityholders, the Company will not, without the prior written consent of the Selling Securityholders, issue, offer, pledge, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option or right to sell or otherwise transfer or dispose of any debt securities of the Company that are similar to the Senior Notes (other than the Senior Notes issued under this Agreement or, if applicable, the Underwriting Agreement) or any securities convertible into or exercisable or exchangeable for any debt securities of the Company that are similar to the Senior Notes.

(i)    Reporting Requirements. The Company, during the period when the Prospectus is required (or, but for the provisions of Rule 172, would be required) by applicable law to be delivered (whether to meet the request of purchasers pursuant to Rule 173(d) or otherwise), will file all documents required to be filed with the Commission pursuant to the Exchange Act and the rules and regulations promulgated thereunder within the time periods required by the Exchange Act and the rules and regulations promulgated thereunder.

(k)    Preparation of Prospectus. Immediately following the delivery of the Public Offer Notice or, if entry into an Underwriting Agreement is requested, the execution of the Underwriting Agreement, the Company will, subject to Section 2(b) hereof, prepare the Prospectus, which shall contain the public offering price and terms of the Senior Notes, the plan of distribution thereof and such other information as may be required by the Act or the rules and regulations promulgated thereunder or as the Selling Securityholders and the Company may deem appropriate, and will file or transmit for filing the Prospectus with the Commission in accordance with the provisions of Rule 430B and in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)).

(l)    Pricing Term Sheet. The Company will prepare a pricing term sheet (the “Pricing Term Sheet”) containing certain final terms of the Senior Notes in form and substance satisfactory to the Selling Securityholders, and will file the Term Sheet as an “issuer free writing prospectus” pursuant to Rule 433 in the manner and within the time period required by Rule 433;

An. A-10

provided that the Company shall furnish the Selling Securityholders with copies of the Pricing Term Sheet a reasonable amount of time prior to such proposed filing and will not use or file any such document to which the Selling Securityholders or counsel to the Selling Securityholders shall reasonably object.

3.    Conditions to the Resale of the Senior Notes.

The resale of the Senior Notes pursuant to this Annex A shall be subject, in the discretion of the Selling Securityholders, to the condition that all representations and warranties and other statements of the Company herein, or in certificates signed by any officer of the Company or any subsidiary of the Company (whether signed on behalf of such officer, the Company or such subsidiary) delivered to the Selling Securityholders or counsel for the Selling Securityholders, are, at and as of the date of the Public Offering Notice, as of the date of the effectiveness of any amendment to the Registration Statement filed, and the Resale Closing Date, true and correct, the condition that the Company shall have performed all of its covenants and other obligations hereunder theretofore to be performed, and the following additional conditions:

(a)    Effectiveness of Registration Statement. The Registration Statement shall have become effective, and no stop order suspending the effectiveness of the Registration Statement shall have been issued under the Act or proceedings therefor initiated or, to the knowledge of the Company, threatened by the Commission, any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of the Selling Securityholders and the Commission shall not have notified the Company of any objection to the use of the form of the Registration Statement. The Prospectus shall have been filed with the Commission in the manner and within the time period required by Rule 424(b) (without reliance upon clause (8) of Rule 424(b)) and each Issuer Free Writing Prospectus required to be filed with the Commission shall have been filed in the manner and within the time period required by Rule 433, and, prior to the Closing Date, the Company shall have provided evidence satisfactory to the Representatives of such timely filings.

(b)    Opinion of Counsel for Company. At the Closing Date, the Selling Securityholders shall have received the favorable opinion, dated as of the Closing Date, of each of (i) Akin Gump Strauss Hauer & Feld LLP, counsel for the Company, in form and substance satisfactory to the Representatives, to the effect set forth in Exhibit A to this Annex A and to such further effect as the Selling Securityholders may reasonably request and (ii) Mark C. Darrell, Esq., Senior Vice President, General Counsel and Chief Compliance Officer of the Company, in form and substance satisfactory to the Selling Securityholders, to the effect set forth in Exhibit B to this Annex A and to such further effect as the Selling Securityholders may reasonably request.

(c)    Opinion of Counsel for Selling Securityholders. At the Closing Date, the Selling Securityholders shall have received the favorable letter, dated as of the Closing Date, of Pillsbury Winthrop Shaw Pittman LLP, counsel for the Selling Securityholders, with respect to the Registration Statement, the General Disclosure Package and the Prospectus and any amendments or supplements thereto and such other matters as the Selling Securityholders may reasonably request.

(d)    Officers’ Certificate. At the Closing Date, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package and the Prospectus (in each case exclusive of any amendments or supplements thereto subsequent to the date of this Annex A), any material adverse change or any development that could reasonably be expected to result in a material

An. A-11

adverse change in the condition (financial or other), results of operations, business, properties, management or business prospects of the Company and its subsidiaries taken as a whole, whether or not arising in the ordinary course of business, and, at the Closing Date, the Selling Securityholders shall have received a certificate, signed on behalf of the Company by the President, an Executive Vice President or a Senior Vice President of the Company and the Chief Financial Officer or principal accounting officer of the Company, dated as of the Closing Date, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties of the Company in this Annex A or, if entry into an Underwriting Agreement is requested, the Underwriting Agreement are true and correct at and as of the Closing Date with the same force and effect as though expressly made at and as of the Closing Date, (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date under or pursuant to this Annex A or, if entry into an Underwriting Agreement is requested, the Underwriting Agreement and (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission and the Commission has not notified the Company of any objection to the use of the form of the Registration Statement.

(e)    Accountant’s Comfort Letter. At the time of the delivery of the Public Offer Notice or, if entry into an Underwriting Agreement is requested, the execution of the Underwriting Agreement, the Selling Securityholders shall have received the letter of D&T dated the date of the Public Offer Notice or Underwriting Agreement and in form and substance satisfactory to the Selling Securityholders and addressed to the Selling Securityholders, confirming that they are independent public accountants within the meaning of the Act with respect to the Company and are in compliance with the applicable requirements relating to the qualifications of accountants under Rule 2-01 of Regulation S-X of the Commission and containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements of the Company and certain financial information included in the Registration Statement, the General Disclosure Package, any Issuer Free Writing Prospectuses (other than any electronic road show) and the Prospectus and any amendments or supplements to any of the foregoing.

(f)    Bring-down Comfort Letter. At the Closing Date, the Selling Securityholders shall have received the letter of D&T dated as of the Closing Date and in form and substance satisfactory to the Selling Securityholders, to the effect that they reaffirm the statements made in their letter furnished pursuant to Section 5(e) hereof, except that the specified date referred to shall be a date not more than three business days prior to the Closing Date.

(g)    Additional Documents. At the Closing Date, counsel for the Selling Securityholders shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Senior Notes as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, contained herein or in the Underwriting Agreement, if applicable, or as the Selling Securityholders or counsel for the Selling Securityholders may otherwise reasonably request; and all proceedings taken by the Company in connection with the issuance and sale of the Senior Notes as herein contemplated and in connection with the other transactions contemplated hereby or by the Underwriting Agreement shall be satisfactory in form and substance to the Selling Securityholders.

If any condition specified in this Section 3 shall not have been fulfilled when and as required to be fulfilled, this Annex A may be terminated by the Selling Securityholders by notice to the Company at

An. A-12

any time on or prior to the Closing Date, and such termination shall be without liability of any party to any other party except as provided in Section 4 hereof and except that, in the case of any such termination of this Annex A, Sections 5, 7 and 8 hereof shall survive such termination of this Annex A and remain in full force and effect.

4.    Payment of Expenses.

(a)    Expenses. The Company will pay all expenses incident to the performance of its obligations, including (i) the preparation, printing and filing of the Registration Statement and each amendment thereto (in each case including exhibits) and any costs associated with electronic delivery of any of the foregoing, (ii) the word processing and delivery to the Selling Securityholders of the Underwriting Agreement and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Senior Notes, (iii) the preparation, issuance and delivery of the certificates for the Senior Notes and the issuance and delivery of the Senior Notes to be sold by the Company to the Selling Securityholders, including any issue or other transfer taxes and any stamp or other taxes or duties payable in connection with the sale, issuance or delivery of the Senior Notes to the Selling Securityholders, (iv) the fees and disbursements of the counsel, accountants and other advisors to the Company, (v) the qualification or exemption of the Senior Notes under securities laws in accordance with the provisions of Section 2(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Selling Securityholders in connection therewith and in connection with the preparation of a blue sky survey and any supplements thereto, (vi) the preparation, printing and delivery to the Selling Securityholders of copies of each preliminary prospectus, any Permitted Free Writing Prospectus and the Prospectus and any amendments or supplements to any of the foregoing and any costs associated with electronic delivery of any of the foregoing, (vii) the preparation, printing and delivery to the Selling Securityholders of copies of a blue sky survey and any Canadian “wrapper” and any supplements thereto and any costs associated with electronic delivery of any of the foregoing, (viii) the fees and expenses of (including fees and disbursements of counsel for) the Senior Trustee in connection with the offer and sale of the Senior Notes, (ix) the filing fees incident to, and the reasonable fees and disbursements of counsel to the Selling Securityholders in connection with, the review, if any, by FINRA of the terms of the sale of the Senior Notes, (x) all fees charged by any rating agencies for rating the Senior Notes, (xi) all expenses and application fees incurred in connection with the approval of the Senior Notes for clearance, settlement and book-entry transfer through DTC and (xii) the costs and expenses of the Company and any of its officers, directors, counsel or other representatives in connection with presentations or meetings undertaken in connection with the offering of the Senior Notes, including, without limitation, expenses associated with the production of road show slides and graphics and the production and hosting of any electronic road shows, fees and expenses of any consultants engaged in connection with road show presentations, and travel, lodging, transportation, and other expenses of the officers, directors, counsel and other representatives of the Company incurred in connection with any such presentations or meetings.

(b)    Termination of Agreement. If this Annex A is terminated by the Selling Securityholders in accordance with the provisions of Section 3, 6(a)(i), 6(a)(iii)(A) or 6(a)(v) hereof, the Company shall reimburse the Selling Securityholders for all of its out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Selling Securityholders.

An. A-13

5.    Indemnification and Contribution.

(a)    Indemnification by the Company. The Company agrees to indemnify and hold harmless each Selling Securityholder, its affiliates, and its and their officers, directors, employees, partners and members and each person, if any, who controls any Selling Securityholder within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, a “Company Indemnified Party”) as follows:

(i) against any and all loss, liability, claim, damage and expense whatsoever, to which such Company Indemnified Party may become subject, under the Act, the Exchange Act, other federal or state statutory law or regulation or otherwise, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of any untrue statement or alleged untrue statement of a material fact included in any preliminary prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement to any of the foregoing), or any “issuer information” (as defined in Rule 433), or any “road show” (as defined in Rule 433) that does not constitute an Issuer Free Writing Prospectus, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred by such Company Indemnified Party, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that any such settlement is effected with the written consent of the Company; and

(iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel), reasonably incurred by such Company Indemnified Party in investigating, preparing for or defending against any subpoena or litigation, or any proceeding, subpoena or investigation by any governmental agency or body, whether commenced or threatened, or any loss, claim, damage, liability or action whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above, provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Selling Securityholders expressly for use in the Registration Statement (or any amendment thereto), or arises out of, or is based on, statements or omissions from the part of the Registration Statement that shall constitute the Statement of Eligibility under the Trust Indenture Act of the Senior Trustee under the Senior Indenture, or in any preliminary prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package or the Prospectus (or in any amendment or supplement to any of the foregoing), it being understood and agreed that the only such information furnished by the Selling Securityholders as aforesaid consists of the information described as such in Section 5(b) hereof.

An. A-14

(b)    Indemnification by the Selling Securityholders. Each Selling Securityholder agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, a “Selling Securityholder Indemnified Party”), against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 5(a) hereof, to which such Selling Securityholder Indemnified Party may become subject, under the Act, the Exchange Act, other federal or state statutory law or regulation or otherwise, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), or in any preliminary prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement to any of the foregoing), in reliance upon and in conformity with written information furnished to the Company by the Selling Securityholders expressly for use therein. The Company hereby acknowledges and agrees that the information furnished to the Company by such Selling Securityholder expressly for use in the Registration Statement (or any amendment thereto), or in any preliminary prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement to any of the foregoing), consists exclusively of the information regarding the beneficial ownership by such Selling Securityholder of the Secondary Notes set forth in the table under the caption “Selling Securityholders” in the Pre-Pricing Prospectus and the Prospectus.

(c)    Actions Against Parties; Notification. Each Company Indemnified Party or Selling Securityholder Indemnified Party (in any such case, an “Indemnified Party”) shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it, if a claim in respect thereof is to be made against the indemnifying party under Section 5(a) or 5(b) hereof, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder except to the extent that it has been materially prejudiced (through the forfeiture or impairment of procedural or substantive rights or defenses) by such failure, provided that the failure to notify such indemnifying party shall not relieve such indemnifying party from any liability that it may have to an Indemnified Party otherwise than under Section 5(a) or 5(b) above. Counsel to the Indemnified Parties shall be selected as follows: counsel to the Company Indemnified Parties shall be selected by the Selling Securityholders, and counsel to the Selling Securityholder Indemnified Parties shall be selected by the Company. An indemnifying party may, jointly with any other indemnifying party similarly notified, participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of an Indemnified Party) also be counsel to such Indemnified Party, and after notice from the indemnifying party to such Indemnified Party of its election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnified Party under this Section 5 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. In no event shall the indemnifying party be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for the Company Indemnified Parties and the fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for the Selling Securityholder Indemnified Parties, in each case in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the Indemnified Parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 5 (whether or not the Indemnified Parties are actual or potential

An. A-15

parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each Indemnified Party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Party.

(d)    Settlement Without Consent if Failure to Reimburse. If at any time an Indemnified Party shall have requested an indemnifying party to reimburse such Indemnified Party for fees and expenses of counsel as contemplated by this Section 5, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 5(a)(ii) hereof effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such Indemnified Party in accordance with such request prior to the date of such settlement.

(e)    Contribution. If the indemnification provided for in clauses (a) through (d) of this Section 5 is for any reason unavailable to or insufficient to hold harmless an Indemnified Party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, liabilities, claims, damages and expenses incurred by such Indemnified Party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Selling Securityholders on the other hand from the offering of the Senior Notes hereunder or pursuant to the Underwriting Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Selling Securityholders on the other hand in connection with the statements or omissions that resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company on the one hand and the Selling Securityholders on the other hand in connection with the offering of the Senior Notes hereunder or pursuant to the Underwriting Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the sale of the Senior Notes to the Selling Securityholders pursuant to the Senior Notes Purchase Agreement (before deducting expenses) received by the Company and the total underwriting discounts and commissions received by the Selling Securityholders, in each case as set forth on the cover of the Prospectus, bear to the aggregate initial public offering price of the Senior Notes as set forth on such cover.

The relative fault of the Company on the one hand and the Selling Securityholders on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or by the Selling Securityholders on the other hand and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Selling Securityholders agree that it would not be just and equitable if contribution pursuant to this clause (e) were determined by pro rata allocation (even if the Selling Securityholders were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to above in this clause (e). The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an Indemnified Party and referred to above in this clause (e) shall be deemed to include any legal

An. A-16

or other expenses reasonably incurred by such Indemnified Party in investigating, preparing for or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this clause (e), no Selling Securityholder shall be required to contribute any amount in excess of the amount by which the total price at which the Senior Notes underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Selling Securityholder has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

For purposes of this clause (e), each affiliate of any Selling Securityholder, each officer, director, employee, partner and member of any Selling Securityholder or any such affiliate, and each person, if any, who controls any Selling Securityholder within the meaning of Section 15 of the Act or Section 20 of the Exchange Act shall have the same rights to contribution as such Selling Securityholder, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company. The Selling Securityholders’ respective obligations to contribute pursuant to this clause (e) are several in proportion to the aggregate principal amount of Senior Notes set forth opposite their respective names in Schedule B to the Senior Notes Purchase Agreement and not joint.

6.    Termination of Agreement.

(a)    Termination; General. The Selling Securityholders may terminate this Annex A, by notice to the Company, at any time on or prior to the Closing Date (i) if there has been, at any time on or after the date of this Agreement or since the respective dates as of which information is given in the General Disclosure Package or the Prospectus (in each case exclusive of any amendments or supplements thereto subsequent to the date of delivery of the Public Offer Notice), any Material Adverse Effect or any development that could reasonably be expected to result in a Material Adverse Effect, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any declaration of a national emergency or war by the United States, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions (including, without limitation, as a result of terrorist activities), in each case the effect of which is such as to make it, in the judgment of the Selling Securityholders, impracticable or inadvisable to market the Senior Notes or to enforce contracts for the sale of the Senior Notes, or (iii) if (A) trading in any securities of the Company has been suspended or materially limited by the Commission or the NYSE, or (B) trading generally on the NYSE, the Nasdaq Stock Market, or in the over-the-counter market has been suspended or limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by the NYSE or the Nasdaq Stock Market or by order of the Commission, FINRA or any other governmental authority, or (C) a material disruption has occurred in commercial banking or securities settlement, payment or clearance services in the United States or in Europe, or (iv) if a banking moratorium has been declared by either federal or New York authorities or (v) if there shall have occurred, at any time on or after

An. A-17

the date of the delivery of the Public Offer Notice, any downgrading in the rating of any debt securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act) or any public announcement that any such organization has placed its rating on the Company or any of its subsidiaries or any such debt securities under surveillance or review or on a so-called “watch list” (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement by any such organization that the Company or any such debt securities has been placed on negative outlook.

(b)    Liabilities. If this Annex A is terminated in accordance with the procedures described in this Section 6, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof and except that Sections 5, 7 and 8 hereof shall survive such termination and remain in full force and effect.

7.    Parties to Agreement. This Annex A shall each inure to the benefit of and be binding upon the Selling Securityholders, the Company and their respective successors. Nothing expressed or mentioned in this Annex A is intended or shall be construed to give any person, firm or corporation, other than the Selling Securityholders, the Company and their respective successors and the other Indemnified Parties and their successors, heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Annex A or any provision herein contained. This Annex A and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Selling Securityholders and the Company and their respective successors, and the other Indemnified Parties and their successors, heirs and legal representatives, and for the benefit of no other person or entity. No purchaser of Senior Notes from any Selling Securityholder shall be deemed to be a successor by reason merely of such purchase.

8.    Permitted Free Writing Prospectuses. The Company represents, warrants and agrees that it has not made and, unless it obtains the prior written consent of the Selling Securityholders, it will not make, any offer relating to the Senior Notes that constitutes or would constitute an “issuer free writing prospectus” (as defined in Rule 433) or that otherwise constitutes or would constitute a “free writing prospectus” (as defined in Rule 405) or portion thereof required to be filed with the Commission or required to be retained by the Company pursuant to Rule 433; provided that the prior written consent of the Selling Securityholders shall be deemed to have been given in respect of the Issuer General Use Free Writing Prospectuses, if any, listed on Schedule I hereto and, to any electronic road show in the form previously provided by the Company to and approved by the Representatives. Any such free writing prospectus consented to or deemed to have been consented to as aforesaid is hereinafter referred to as a “Permitted Free Writing Prospectus”. The Company represents, warrants and agrees that it has treated and will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping. For the purposes of clarity, the parties hereto agree that all free writing prospectuses, if any, listed in Schedule I hereto are Permitted Free Writing Prospectuses.

An. A-18

SCHEDULE I TO ANNEX A

Issuer General Use Free Writing Prospectus

Final Term Sheet dated [●].

(An. A) Sch I.-1